                     PERSONAL TRADING POLICY/CODE OF ETHICS
                                February 17, 2000

A.       Personal investments: An employee should consider himself the beneficial owner of those securities held by him, his spouse, his minor children, a relative who shares his house, or persons by reason of any contract, arrangement, understanding or relationship that provides him with sole or shared voting or investment power.

B.       Employees are barred from purchasing any securities (to include Common
         Stock and related Options, Convertible securities, Options, or Futures on Indexes) in which the firm has either a long or short position. If an employee owns a position in any security, he must get written pre-clearance from the Chairman or President to add to or sell the position. ALL SECURITY TRANSACTIONS (BUY OR SELL) REQUIRE WRITTEN
         CLEARANCE IN ADVANCE. Approval is good for 48 hours; if a trade has not been executed, subsequent approvals are necessary until the trade is executed. The Exception Committee (the Chairman, Vice Chairman,
         President, and Director of Compliance) must approve any exceptions to this rule.

C.       Employees may not purchase initial public offerings. Private placements/Limited partnerships require written pre-clearance. Mutual
         Fund holdings are excluded from pre-clearance and reporting. IRA's, and
         Rollover IRA's that are self-directed (i.e. stocks or bonds, not mutual funds), and ESOP's (Employee stock ownership plans) require pre-clearance.

D.       Blackout Restrictions: Employees are subject to the following restrictions when their purchases and sales of securities coincide with trades of Turner Clients (including investment companies):

         1.       Purchases and sales within three days following a client
                  trade. Employees are prohibited from purchasing or selling any security within three calendar days after a client transaction in the same (or a related) security. The Exception Committee must approve exceptions. If an employee makes a prohibited transaction without an exception the employee must unwind the transaction and relinquish any gain from the transaction to charity.

         2.       Purchases within seven days before a client purchase. An
                  employee who purchases a security within seven calendar days before a client purchases the same (or a related) security is prohibited from selling the security of a period of six months following the client's trade. The Exception Committee must approve exceptions. If an employee makes a prohibited sale without an exception within the six month period, the employee must relinquish any gain from the transaction to charity.

         3.       Sales within seven days before a client sale. An employee who sells a security within seven days before a client sells the same (or a related) security must relinquish to charity the difference between the employee's sale price and the client's sale price (assuming the employee's sale price is higher).

                     PERSONAL TRADING POLICY/CODE OF ETHICS
                                February 17, 2000
                                     Page 2

         4.       These restrictions do not apply to proprietary investment
                  partnerships for which the firm acts as an adviser in which the officers and employees of the adviser have an equity
                  interest of less than 50%. These accounts may purchase the same or similar securities within the black out period, if the partnership trades with the block or after other clients.
                  Where it is beneficial to client accounts and it is possible to do so, they should be blocked with the partnership account.

E.       Short Term Trading Rule - Employees may not take profits in any security in less than 60 days (includes Options, Convertibles and
         Futures). If an individual must trade with in this period, the
         Exception Committee must grant approval or the employee must relinquish such profits to charity. The closing of positions at a loss is not prohibited. Options that are out of the money may be exercised in less than 60 days. The proprietary partnerships may take profits in less than 60 days.

F.       Reporting: Consistent with the requirements of the Investment Advisers
         Act of 1940 Rule 204-2 (a)(2) and (a)(3) and with the provisions of
         Rule 17j-1 of the Investment Company Act of 1940 all employees must submit duplicate statements/disclosures within 10 days following the calendar quarter. Statements are reviewed by one of the firms Series 24 principals. Brokerage, IRA's, Rollover IRA's (which are self-directed),
         ESOP's, private placement and limited partnerships must all be reported as personal trading. New employees are required to file initial holdings within 10 days of hire.

G.       Violation of the Personal Investments/Code of Ethics policy may result in disciplinary action, up to and including termination of employment.